EMERALD DAIRY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

I.	OVERVIEW

This Code of Business Conduct and Ethics (this “Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of Emerald Dairy, Inc. and its subsidiaries (referred to in this Code as the “Company”). Violation of this Code is grounds for disciplinary action up to and including termination of employment.

II.	PRINCIPLES

The Company is committed to being a good corporate citizen. All employees must individually accept responsibility to promote integrity and adherence to the highest legal, ethical and moral standards. The Company strives “to do the right thing”, and all employees should seek guidance from their supervisors or other responsible corporate officials, when in doubt about what is proper.

This Code outlines broad principles of legal and ethical business conduct. It is intended to supplement the specific policies and procedures now in place, which remain in full force and effect, whether they are referenced in this Code or not, and those which may be adopted in the future.

III.	COMPLYING WITH LAWS AND REGULATIONS

The Company is committed to complying with all federal, state and local laws and regulations, as well as the laws of those foreign countries in which we do business, which define and establish obligations with which the Company, its officers, employees, consultants and agents must comply, including, without limitation, those discussed below.

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them. In some cases, the laws of one country can apply outside its boundaries. Violation of these laws can seriously damage the Company’s reputation, subject the Company to liability, and even subject individual directors, officers, and employees to potential civil and criminal liability. Management fully supports each employee in this responsibility and provides the resources necessary for compliance. Questions that employees may have concerning any legal responsibility should be referred to the company counsel.

•	FOREIGN CORRUPT PRACTICES ACT

Since the Company conducts business in foreign countries, compliance with the Foreign Corrupt Practices Act (“FCPA”) is mandatory. In general terms, the FCPA prohibits the payment, giving and/or offering of money or anything of value to a foreign government official, agency, political party, political party official or political party candidate under any circumstances in which it appears to have been given or offered for the purpose of inducing the recipient to use his or her influence in a governmental capacity to benefit the Company’s business in his or her country. The FCPA expressly prohibits bribing a governmental official or engaging in any other form of commercial bribery. United States law, including the FCPA, also imposes severe criminal penalties on individuals who corruptly give or offer to give anything of value to any foreign government official for the purpose of influencing the decision of the official or his or her government.

•	POLITICAL ACTIVITIES AND CONTRIBUTIONS

The Company encourages its officers and employees to vote and actively participate in the political process, including making personal donations to individual candidates and political parties. Various federal and state laws prohibit or restrict the use of corporate funds, assets and time in connection with federal and state elections. The Company is prohibited from directly making political contributions or providing expenditures of Company assets for political purposes. No direct or indirect pressure in any form is to be directed toward officers or employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual. Any questions in this area should be directed to the company counsel.

Effective Date: December 1, 2010	Page 1

EMERALD DAIRY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

•	INSIDER TRADING

Federal and state securities laws and Company policy prohibit any employee from purchasing or selling Company stock, directly or indirectly, or recommending the purchase or sale of such stock to anyone else, on the basis of knowing or having obtained material non-public information concerning the Company. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You must also refrain from trading in the stock of other publicly held companies, such as existing or potential vendors or suppliers, on the basis of material confidential information obtained in the course of employment, such as in dealing with representatives of vendors or suppliers. Any questions concerning the appropriateness or legality of a particular securities transaction should be directed to the company counsel.

•	PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements. Specifically, the Company shall:

o
Maintain the Company’s books, records, accounts and financial statements in reasonable detail, which must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal control;

o
Ensure that the financial statements and other financial information included in periodic reports are prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial condition, results of operations and cash flows of the Company;

o	Maintain disclosure controls and procedures designed to ensure that material information relating to the Company is made known to management on a timely and accurate basis;

o
Maintain internal controls and procedures for financial reporting designed to provide reasonable assurances that the Company’s financial statements are fairly presented in conformity with generally accepted accounting principles;

o	Prohibit the establishment of any undisclosed or unrecorded funds or assets;

o	Disclose material off-balance sheet transactions in compliance with applicable laws and regulations; and

o	Otherwise present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

Effective Date: December 1, 2010	Page 2

EMERALD DAIRY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

•	HARASSMENT AND DISCRIMINATION

The Company is committed to providing a work environment that is free of discrimination and harassment, including sexual harassment. The Company is committed to maintaining a working environment where no person is advantaged or disadvantaged due to race, religion, color, national origin, age, ancestry, gender, pregnancy, sexual orientation, marital status, physical disability, military or veteran status or any other classification protected by applicable state or federal employment laws. You are expected to treat your fellow colleagues with respect and trust. While management leads the Company’s commitment to principles of equal employment opportunity and a working environment free of discrimination and harassment, everyone is expected to also work to ensure that our work environment welcomes the diversity of cultural, ethnic and gender backgrounds. Therefore, unlawful discrimination against or unlawful harassment of anyone will not be tolerated.

•	BUSINESS COURTESIES

Gifts, favors, and entertainment may be exchanged between the Company’s officers and employees and customers or suppliers when each party believes the courtesy will benefit the business relationship and:

o	Is consistent with customary business practices;

o	Does not violate applicable laws or ethical standards; and

o	Will not embarrass the Company or the director, officer or employee if disclosed publicly

Gifts, favors, entertainment, or other inducements may not be accepted by officers and employees from any person or organization that does or seeks to do business with the company or is a competitor of the Company, except as common courtesies usually associated with customary business practices. Directors, officers, and employees may not accept a gift in cash or cash equivalent. Company directors, officers, and employees must avoid perceived conflict of interests by refusing gifts from any outside party that may:

o	Be perceived as expensive or extravagant;

o	Create an obligation to the giver while compromising the Company’s business interests;

o	Affect impartiality and objectivity in decision-making; or

o	Result in the unequal or unfair treatment of suppliers.

•	BUSINESS INDUCEMENTS

Sales-related commissions, rebates, discounts, credits, and allowances are acceptable marketing tools. Any such rebates, discounts, credits, or allowances must be reasonable in value, competitively justified, properly documented and made to the business entity to which the original sales agreement or invoice was made or issued; they should not be made to individual officers, employees, or agents of such businesses or to a related business. Similarly, commission payments related to Company purchases of goods and services should be made only to the seller or provider.

IV.	CONFLICTS OF INTEREST

All directors, officers and employees the Company should be scrupulous in a avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.  Examples of conflicts of interest include but are not limited to:

•
An officer, employee, or director or a member of his or her family receives improper personal benefits as a result of his or her position with the company, whether from a third party or from the Company;

•	An officer, employee, or director takes actions or has interests that may make it difficult to perform his or her work for the company objectively and effectively;

Effective Date: December 1, 2010	Page 3

EMERALD DAIRY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

•
An officer or employee, or a member of his or her family, receives any “gift of value” or payments (other than normal business amenities such as meals, tickets to sporting or other events, rounds of golf, etc.), which may or may appear to be motivated by an intent to influence normal business relationships with vendors, suppliers, or competitors. A “gift of value” is generally anything in excess of $100.00. Under no circumstances should anyone accept a gift of cash. The Company, under the direction of an officer or employee, may receive certain items or sponsorships from suppliers in support of special Company-sponsored events, which inure to the benefit of the Company and not to the officer or employee;

•
An officer or employee, or a member of his or her family, has a financial interest in a supplier or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of the interest in relation to the person’s income, net worth and/or financial needs, the person’s potential to influence decisions that could impact the person’s interests, and the nature of the business or level of competition between the Company and the supplier or competitor);

•
An officer or employee, or a member of his or her family, acquires an interest in property (such as real estate, patent or other intellectual property rights or securities) which such person has reason to know the Company has, or might have, a legitimate interest in;

•
An officer or employee, or a member of his or her family, receives a loan or a guarantee of a loan from a supplier or competitor, other than banks or other financial institutions for typical consumer debt generally available to non-employees of the Company. (Further, under applicable law, the Company will not extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any executive officer);

•	An officer or employee divulges or uses the Company’s confidential information – such as financial data, guest information, or computer programs – for his or her own personal or business purposes;

Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management, the Board of Directors. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

V.	CORPORATE OPPORTUNITY

Directors, officers and employees are prohibited from (a) personally taking for themselves opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) subject to pre-existing fiduciary obligations, competing with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.	CONFIDENTIALITY

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the company or its suppliers or customers, except when disclosure is specifically authorized by the Board of Directors or required by laws, regulations or legal proceedings. Confidential information includes, but is not limited to, all non-public information that might be material to investors or of use to competitors of the Company or harmful to the Company or its customers or employees if disclosed.

Examples of confidential information include, but are not limited to: the Company’s patents and trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; and existing or potential major contracts, orders, suppliers or finance sources or the loss thereof.

Effective Date: December 1, 2010	Page 4

EMERALD DAIRY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

This obligation regarding confidential information extends beyond the workplace. In that respect, it applies to communications with family members and continues to apply even after the employment relationship with the company terminates.

VII.	FAIR DEALING

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing. Examples of prohibited conduct include, but are not limited to: bribery or payoffs to induce business or breaches of contracts by others; acquiring a competitor's trade secrets through bribery or theft; or intentionally mislabeling products or services.

VIII.	ACKNOWLEDGEMENT

I hereby acknowledge receipt of the above Code. I have read the Code and understand its requirements.  Further, I understand that this Code constitutes the mandatory requirements of my position at the Company, and I understand that violation of this Code is grounds for disciplinary action up to and including termination of employment.

Employee Name:

Employee Title:

Employee Signature:

Date:

Please complete and submit a copy of this signature page to the Finance Department.

Effective Date: December 1, 2010	Page 5